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                                                                   EXHIBIT 10.HH



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                        BAYONNE FUEL MANAGEMENT AGREEMENT


                                     BETWEEN


                          COGEN TECHNOLOGIES NJ VENTURE


                                       AND


                          EL PASO MERCHANT ENERGY, L.P.


                                   DATED AS OF


                                 OCTOBER 1, 2001



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                        BAYONNE FUEL MANAGEMENT AGREEMENT

                  THIS BAYONNE FUEL MANAGEMENT AGREEMENT (the "Agreement") is made and entered into this 1st day of October, 2001, by and between COGEN TECHNOLOGIES NJ VENTURE ("Company"), and EL PASO MERCHANT ENERGY, L.P. ("Marketer"). Marketer and Company are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties."

                                   WITNESSETH:

                  WHEREAS, Company owns a combined cycle electric generation facility having a nominal capacity of approximately 165 MW located near Bayonne, New Jersey (the "Facility");

                  WHEREAS, the Facility will use natural gas as its primary fuel supply and Fuel Oil as its back-up fuel supply;

                  WHEREAS, Marketer is a fuel supplier engaged in the purchase, sale and marketing of natural gas;

                  WHEREAS, the Parties desire to have Marketer manage and procure all of the natural gas to be used at the Facility; and

                  WHEREAS, the Parties desire to enter into this Agreement to set forth their agreements with respect to the terms and conditions applicable to the purchase and sale of natural gas by Marketer to Company.

                  NOW, THEREFORE, in consideration of the mutual covenants and benefits to be derived under this Agreement, Company and Marketer agree as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATIONS

                  1.1 Definitions - Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Section 1.1 of Exhibit A.

                  1.2 Interpretations - Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

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                                   ARTICLE II
                                 FUEL MANAGEMENT

                  2.1 Fuel Management - Marketer shall be responsible during each Annual Period to supply all of the Gas requirements of the Facility following the Effective Date.

                  2.2  Transportation - Pursuant to the Gas Service
Agreement, dated as of May 23, 2001, between Public Service Electric and Gas Company ("PSE&G") and Company, PSE&G has agreed to provide transportation services to Company for the delivery of Gas from the interconnection between PSE&G's system and the Gas transportation system of Transporter(s) (the "Transportation Contract"). Marketer shall transport available Gas supplies to the Facility pursuant to the Transportation Contract as agent for Company under such Transportation Contract. Company shall be responsible for the payment of all charges under the Transportation Contract.

                  2.3 Gas Pricing - The price for the quantities of Gas delivered by Marketer and received by Company during any day in a month shall be the price per MMBtu set forth in Inside FERC for TETCO M-3, as published in the first of the month issue for such month. For the avoidance of doubt, all Taxes, royalties, transportation charges, expenses and costs applicable to the Gas prior to receipt by Company at the Delivery Point shall be for the account of Company. In the event Marketer should be required, by the laws of any governmental body having jurisdiction under this Agreement, to pay any such costs or charges for which Company is liable, then Company shall reimburse Marketer for such costs or charges within ten (10) Days of Company's receipt of Marketer's invoice therefore. If, during the term of this Agreement, the Gas pricing index specified herein ceases to be published or a specified index price is not published for a given day, then the Parties will attempt to agree upon a new index price for purposes of determining the applicable price hereunder. If the Parties are unable to reach such agreement by the expiration of the fifteenth (15th) Day immediately following the end of the month in which the specified indexes or the specified pricing information in such publications are not published, the method of setting the price for Gas for periods after such publication or information in such publications are not published, shall be determined by arbitration pursuant to Article XIII. The arbitrators so selected shall be required to select an alternate index or pricing mechanism that reflects the current market value of Gas delivered from the applicable Supply Basin on the applicable Transporter.

                  2.4 Fuel Oil Supplies - Upon the request of Company, Marketer shall assist Company with the acquisition of Fuel Oil supplies.

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                                   ARTICLE III
                               FUEL MANAGEMENT FEE

                  3.1 Base Fee - In consideration of the Gas procurement, sale and management services provided by Marketer pursuant to this Agreement, Company shall pay Marketer a fuel management fee each month following the Effective Date equal to one thousand dollars ($1,000.00), escalated each Annual Period by CPI (the "Base Fee").

                  3.2 Renegotiation of Base Fee - Within ninety (90) Days prior to the beginning of the fourth Annual Period, Marketer or Company may request in writing a redetermination of the Base Fee. Following the receipt of such request, Marketer and Company shall negotiate in good faith to attempt to mutually agree upon a revised Base Fee, taking into consideration, among other things, any changes in (a) the staffing and costs associated with providing the marketing services under this Agreement (including the ability of the staff assigned to administering this Agreement to also provide similar services under other fuel management services arrangements with Affiliates of Company) and (b) the risks that Marketer assumes in purchasing the Gas and other services under this Agreement. If the Parties are unable to mutually agree upon a revised Base Fee, then either Party shall have the right to terminate this Agreement at the beginning of the fourth Annual Period upon providing the other Party written notice on or before the beginning of the fourth Annual Period. Marketer agrees to (a) continue to provide fuel management services under the terms of this Agreement and (b) to provide transitional support to any replacement fuel management services provider, in each case, for a period of up to three (3) months following the termination of this Agreement if requested by Company.

                                   ARTICLE IV
                        NATURAL GAS QUANTITY AND DELIVERY

                  4.1  Nomination Requirements - For so long as the
Bayonne Power Marketing Agreement is in full force and effect and Marketer is a purchaser of the electrical output of the Facility, then Company shall not have any obligation to nominate the Gas to be purchased under this Agreement; provided that Company shall notify Marketer as soon as practicable regarding any changes in the operation of the Facility that would cause material changes in the Gas requirements of the Facility.

                                    ARTICLE V
                    TRANSPORTATION AND BALANCING ARRANGEMENTS

                  5.1 Transportation Arrangements - Marketer shall be responsible for all arrangements necessary to deliver the Gas sold under this Agreement to the

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Facility, including entering into or managing, as the case may be, the
Transportation Contract. Subject to its obligation to deliver Gas to Company at the Facility in accordance with this Agreement, Marketer shall have full and complete control over the utilization of the Transportation Contract, including, without limitation, the manner and timing of any receipts, deliveries or transportation of Gas under the Transportation Contract. Company and Marketer shall cooperate (a) to ensure that nominations (including any necessary adjustments thereto) are made timely to Transporter(s) and that such nominations reflect the actual expected deliveries and receipts and (b) to respond to any directives of Transporter(s) concerning the receipts, deliveries and imbalances under the Transportation Contract.

                  5.2 Operational Balancing - Despite the efforts described above, the Parties acknowledge that (a) imbalances between receipts and deliveries and variances between scheduled quantities and actual quantities may occur and (b) the Transportation Contract may provide for the payment of penalties, including, without limitation, imbalance, cashout and scheduling penalties. Company shall be responsible for any penalties or charges assessed by Transporter(s) upstream of the Delivery Point, under the Transportation Contract.

                  5.3 Transportation Limitation - If a Transporter interrupts, curtails or otherwise fails to receive, transport or deliver the Gas sold under this Agreement, then Marketer's obligation to deliver Gas under this Agreement will be suspended for that portion of the quantities interrupted or curtailed by such Transporter for so long as such interruption or curtailment of deliveries continues; provided that subject to the reimbursement of any incremental costs by Company, Marketer will use all reasonable efforts to locate alternate supplies and/or transportation arrangements in order to maintain deliveries of Gas under this Agreement.

                                   ARTICLE VI
                              QUALITY AND PRESSURE

                  6.1 Quality Requirements - Marketer will deliver Gas at the Delivery Point that meets the minimum quality specifications as set forth in Transporter(s)' FERC Gas tariff(s). If Marketer fails to deliver Gas in accordance with such quality specifications, then the Company shall have the right to reject such non-conforming Gas supplies and Company shall retain any and all remedies, including, without limitation, the right to seek alternative supplies or any damages due to any harm to the Facility, arising from Marketer's failure to deliver Gas meeting such quality specifications.

                  6.2 Pressure Requirements - The Gas shall be delivered at the Delivery Point at a pressure sufficient to enter PSE&G's facilities and shall meet Transporter(s) terms and conditions for pressure (including the maximum allowable operating pressure at the Delivery Point).

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                                   ARTICLE VII
                              MEASUREMENT AND TESTS

                  7.1  Measurement Point - The Gas sold under this
Agreement shall be measured at or near the Delivery Point at pressures in existence from time to time and shall be corrected to the unit of measurement, which shall be one (1) MMBtu.

                                  ARTICLE VIII
                                 TITLE AND TAXES

                  8.1 Transfer of Title, Possession and Control - Title to the Gas sold under this Agreement shall pass from Marketer to Company upon delivery of said Gas at the Delivery Point. As between the Parties, Marketer shall be deemed to be in control and possession of all Gas delivered under this Agreement and shall indemnify and hold Company harmless from any damage, injury or losses which occur prior to delivery to Company at the Delivery Point except to the extent caused by the gross negligence or willful misconduct of Company; otherwise, Company shall be deemed to be in exclusive control and possession thereof and shall indemnify and hold Marketer harmless from any other injury, damage or losses except to the extent caused by the gross negligence or willful misconduct of Marketer.

                  8.2 Warranty of Title - Marketer warrants title to all Gas delivered under this Agreement by Marketer or that Marketer has the right to sell the same, and that such Gas is free from liens and adverse claims of every kind. Marketer will indemnify and save Company harmless against all loss, damage and expense of every character on account of adverse claims to the Gas delivered by it before delivery of the Gas to Company at the Delivery Point.

                  8.3 Taxes - The following terms shall apply with regard to the payment of Taxes:

                    (a) Existing Taxes - Marketer will be responsible and pay for all Taxes existing on the date of this Agreement that are assessed or levied on the Gas to the delivery of such Gas to Company, or for Company's account at the Delivery Point. Company will be responsible for and will pay all other Taxes existing on the date of this Agreement that are assessed or levied on the Gas at and after delivery of such Gas to Company, or for Company's account, at the Delivery Point. The Parties shall cooperate to obtain and to provide any available certificates of exemption or other evidence of exemption from Taxes that might otherwise apply.

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                    (b)  New or Increased Taxes - Notwithstanding anything
                         herein to the contrary, Company shall also reimburse Marketer for any new or increased Taxes over and above those in effect as of the date of this Agreement (the "New Taxes") which are levied on the Gas sold pursuant to this Agreement; provided that Company shall not be required to reimburse Marketer for any portion of the New Taxes that are reflected in the established Price under this Agreement. If the Parties are unable to agree upon whether the New Taxes are reflected in the established Price under this Agreement, then either Party may submit the dispute to be resolved or determined by arbitration pursuant to Article XIII. If submitted to arbitration, Marketer must demonstrate the New Taxes are not included in the established Price according to industry practice. For avoidance of doubt, "New Taxes" shall be deemed to include any Tax that, although it was in effect on the date of this Agreement, the application or interpretation of such Tax was changed by the governmental body having jurisdiction over such matter.

                                   ARTICLE IX
                                TERM OF AGREEMENT

                  9.1 Primary Term - This Agreement shall become effective on the Effective Date (as defined in the Amended and Restated Power Purchase Agreement, dated as of May 23, 2001, between PSE&G and Cedar Brakes II, L.L.C. (formerly known as Cedar Brakes IV, L.L.C.), and defined hereinafter as the "Effective Date") and shall continue in full force and effect until and including October 31, 2008, unless earlier terminated in accordance with the terms hereof. This Agreement may be terminated by Company upon thirty (30) Days' written notice to Marketer.

                  9.2 Extension - This Agreement shall remain in full force and effect from year to year after the primary term, unless and until terminated by either Party upon giving six (6) months' prior written notice to the other Party.

                                    ARTICLE X
                               BILLING AND PAYMENT

                  10.1  Billing and Payment - Marketer shall render to
Company, at the address indicated in Section 15.5, on or before the fifteenth
(15th) Day of each calendar month an invoice for all Gas purchased during the preceding month according to the measurements, computations, and prices provided herein. Invoices

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may be based initially upon estimates, but will be corrected to actuals as soon as possible. Company agrees to make payment under this Agreement to Marketer for its account in available funds by wire transfer at such location as Marketer may from time to time designate in writing; provided that the Parties recognize that Marketer has entered into a Subordination Agreement with Company and the Lenders, pursuant to which certain payments under this Agreement are subordinated to other expenses of Company, and that the terms of such agreement are incorporated in this Agreement and shall govern the payment and subordination of such amounts. Payment shall be made by Company within ten (10) Days of the date of receipt of Marketer's invoice. If the invoiced amount is not paid when due, then interest on any unpaid amount shall accrue at the then current prime rate of interest of Chase Manhattan Bank, N.A., not to exceed any applicable maximum lawful rate, together with any court costs, reasonable attorneys' fees and all other costs of collection which Marketer may incur in enforcing the terms of this Agreement. If such default continues thirty (30) Days after written notice from Marketer to Company, then Marketer, after giving the Lenders notice thereof and the right to cure within such period, may suspend Gas deliveries under this Agreement without liability and without prejudice to other remedies. Notwithstanding the above, if a good faith dispute arises between the Parties over the amounts due under the invoice for any matters, then Company will pay that portion of the statement not in dispute on or before the due date and both Parties will continue to perform their obligations under this Agreement during such dispute; provided that (a) Company will be required to provide in writing, within thirty (30) Days, the reasons for its dispute, (b) Company will be required to provide, within thirty (30) Days of a written request by Marketer, a good and sufficient surety bond guaranteeing payment to Marketer of any portion of the amount ultimately found due that is not subject to subordination under the terms of the Subordination Agreement and (c) in the event Company and Marketer are unable to resolve the disputed portion of the bill within sixty (60) Days, the matter shall be submitted to arbitration under the provisions of Article XIII.

                  10.2 Adjustments to Payments - If any overcharge or undercharge in any form whatsoever shall at any time be found and the bill therefor has been paid, Marketer shall refund the amount of any overcharge received by Marketer and Company shall pay the amount of any undercharge, within thirty (30) Days after final determination thereof; provided, there shall be no retroactive adjustment of any overcharge or undercharge if the matter is not brought to the attention of the other Party in writing within the earlier of (a) twelve (12) months following the date deliveries under this Agreement were made regarding which overcharge or undercharge apply or (b) the period in which the statements and payments to Transporter(s) become final for transportation of Gas under this Agreement.

                  10.3 Review of Books and Records - Company and Marketer shall have the right to inspect and examine, or cause to be inspected and examined at reasonable business hours and upon reasonable advance notice, the books, records

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and charts of the other (pertaining to the sale of Gas under this Agreement or any other charge or fee arising under this Agreement) to the extent necessary to verify the accuracy of any invoice, charge or computation made pursuant to this Agreement.

                                   ARTICLE XI
                                REGULATORY BODIES

                  11.1 Laws and Regulations - This Agreement shall be subject to all valid applicable governmental laws and orders, regulatory authorizations, directives, rules and regulations of any governmental body or official having jurisdiction over the Parties, their facilities, the Gas, this Agreement or any provision thereof; but nothing contained in this Agreement shall be construed as a waiver of any right to question or contest any such law, order, rule or regulation in any forum having jurisdiction.

                  11.2 Reliance on Law - The Parties are entitled to act in accordance with a law until such law is amended, reversed or otherwise disposed in a final nonappealable order.

                  11.3 Cooperation - The Parties shall cooperate to ensure compliance with all governmental regulation, including obtaining and maintaining all necessary regulatory authorizations or any reasonable exchange or provision of information needed for filing or reporting requirements.

                  11.4 Changes in Law or Regulation - If any federal or state statute or regulation or order by a court of law or regulatory authority directly or indirectly (a) prohibits performance under this Agreement, or (b) makes such performance illegal or impossible, or (c) effects a change in a substantive provision of this Agreement which has a significant material adverse impact upon the ability of either Party to perform its obligations under this Agreement, then the Parties will use all reasonable efforts to revise this Agreement so that (a) performance under this Agreement is no longer prohibited, illegal, impossible or is no longer impacted in a material adverse fashion, and
(b) this Agreement is revised in a manner that preserves, to the maximum extent possible, the respective positions of the Parties. Each Party will provide reasonable and prompt notice to the other Party as to any proposed law, regulations or any regulatory proceedings or actions that could affect the rights and obligations of the Parties. If the Parties are unable to revise this Agreement in accordance with the above, then the Party whose performance is rendered prohibited, illegal, impossible or is impacted in a material adverse manner shall have the right to, at its sole discretion, suspend this Agreement upon thirty (30) Days' prior written notice and to terminate this Agreement upon ninety (90) Days' prior written notice.

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                                   ARTICLE XII
                                  FORCE MAJEURE

                  12.1 Suspension of Receipt and Delivery Obligations - If Company or Marketer is rendered unable, wholly or in part, by Force Majeure to perform obligations under this Agreement, other than the obligation to make payments due under this Agreement, it is agreed that the performance of the respective obligations of Marketer and Company to deliver or purchase and receive Gas, so far as they are affected by Force Majeure, shall be excused and suspended from the inception of any such inability until it is corrected, but for no longer period. Company or Marketer, whichever is claiming such inability, shall give notice thereof to the other as soon as practicable after the occurrence of the Force Majeure. Such notice may be given orally or in writing, but, if given orally, it shall be promptly confirmed in writing, giving reasonably full particulars. Such inability shall be promptly corrected to the extent it may be corrected through the exercise of reasonable diligence by the Party claiming inability by reason of Force Majeure.

                  12.2 Liability During Force Majeure - Neither Company nor Marketer shall be liable to the other for any losses or damages, regardless of the nature thereof and however occurring, whether such losses or damages be direct or indirect, immediate or remote, by reason of, caused by, arising out of or in any way attributable to suspension of the performance of any obligation of either Party to the extent that such suspension occurs because a Party is rendered unable, wholly or in part, by Force Majeure to perform its obligations.

                  12.3  Definition of Force Majeure - The term "Force
Majeure" as used herein shall mean, cover and include acts of God, epidemics, landslides, hurricanes, floods, washouts, lightning, earthquakes, storms, perils of the sea, hurricane or storm warnings (to the extent that such warnings cause an evacuation of facilities and restrict service under this Agreement), restraints of any court or governmental or regulatory authorities, acts of civil disorder, acts of industrial disorder of a general nature, accidents to Company's facilities or any storage or pipeline system of a Transporter, the freezing of Marketer's or its suppliers' wells, lines of pipe, storage facilities or other equipment, necessities for making repairs or alternations to machinery, wells, platforms, lines of pipe, storage facilities, pumps, compressors, valves, gauges or any other similar equipment to the extent such repairs or alterations are caused by Force Majeure as defined herein, cratering, blowout or similar physical failure of any well or wells to produce, or any cause, whether of the kind herein enumerated or otherwise, that (a) restricts or prevents performance under this Agreement, and (b) is not reasonably within the control, or caused by the default or negligence, of the party claiming suspension and could not be avoided or overcome by the exercise of due care; provided, however, the settlement of any labor dispute to prevent or end any act of industrial disorder shall be within the sole discretion of the Party to this Agreement involved in such labor dispute, and the above requirement that an inability shall be corrected with reasonable diligence shall not apply to labor disputes. The inability of Marketer to obtain and resell Gas supplies at a profit, and the failure of Marketer to obtain Gas supply, Fuel Oil or transportation (other than due to Force Majeure as defined herein) and the financial inability to perform, shall not constitute events of Force Majeure under this Agreement.

                  12.4 Termination - If a Force Majeure event continues for a period of ninety (90) consecutive Days, then the Party which did not claim such Force Majeure may at any time thereafter terminate this Agreement upon thirty (30) Days prior written notice provided to the other Party to the extent the Force Majeure event has not been corrected prior to the expiration of such notice period.

                                  ARTICLE XIII
                                   ARBITRATION

                  13.1 Submission of Dispute for Arbitration - Any controversy under this Agreement shall be resolved by a board of arbitration, consisting of three members, upon notice of submission given by either Party, which notice shall also name one (1) arbitrator. The Party receiving such notice, shall, by notice to the other Party within ten (10) Days thereafter, name the second arbitrator, or failing to do so, the Party giving notice of submission shall name the second arbitrator. The two (2) arbitrators so appointed shall name a third arbitrator, or, failing to do so within ten (10) Days, the third arbitrator shall be appointed by the person who is the senior (in terms of service) actively-sitting judge of the United States District Court for the District where Company's principal place of business is located.

                  13.2 Qualifications of Arbitrators - The arbitrators shall be qualified by education, experience and training in the Gas or Fuel Oil industry to decide upon the particular question in dispute.

                  13.3 Arbitration Proceedings - The arbitrators so appointed, after giving the Parties due notice of the date of a hearing and reasonable opportunity to be heard, shall promptly hear the controversy in the area where Company's principal place of business is located and shall thereafter render their decision determining said controversy no later than ninety (90) Days after such board has been appointed. Any decision requires the support of a majority of the arbitrators. If the board of arbitration is unable to reach such decision, new arbitrators will be named and shall act under this Agreement, at the request of either Party, in a like manner as if none had been previously named. After the presentation of evidence has been concluded, each party shall submit to the arbitrators a final offer of its proposed resolution of the dispute. The arbitrators shall approve the final offer of one party, without modification, and reject that of the other. In considering the evidence and deciding which final offer to approve, the arbitrators shall be guided by the criteria described in the applicable section of this Agreement.

                  13.4 Arbitrator's Decision - The decision of the arbitrators shall be rendered in writing and supported by written reasons. The decision of the arbitrators shall be final and binding upon the Parties and will be complied with by the Parties. The Parties agree that the decision of the arbitrators shall be kept confidential in accordance with Section 15.1 of this Agreement. Each Party shall bear the expenses of its chosen arbitrator, and the expenses of the third arbitrator shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its legal counsel, witnesses and employees.

                                   ARTICLE XIV
                                     DEFAULT

                  14.1 Default Remedies - If an Event of Default shall occur, then the non-defaulting party may (a) subject to Section 14.2, exercise any remedy it may have at law, in equity or as provided in this Agreement, (b) in addition to its other remedies, elect to terminate this Agreement in accordance with this Section 14.1 or (c) in the case of Company's failure to pay in accordance with Section 14.2(a), Marketer may either terminate this Agreement or suspend deliveries of Gas upon thirty (30) Days' prior written notice. Prior to exercising any right to terminate this Agreement, the non-defaulting Party shall provide the defaulting Party (and the Lenders to the extent required pursuant to the Financing Agreements) written notice of the Event of Default.

                  14.2  Events of Default - An "Event of Default" shall mean:

                        (a) Failure to Pay - Except as permitted in whole or in part by this Agreement, the failure of either Party to make payments in full and when due pursuant to this Agreement, which failure is not cured within thirty (30) Days after written notice of such default by the non-defaulting Party to the defaulting Party and the Lenders to the extent required pursuant to the Financing Agreements;

                        (b) Failure to Deliver - Except as expressly excused under this Agreement, the failure of Marketer to deliver Gas or Fuel Oil supplies in accordance with this Agreement for a period of sixty (60) consecutive Days or sixty (60) Days in any one hundred and twenty (120) Day period;

                        (c) Failure to Perform - Except with respect to the payment of amounts owed under this Agreement which is governed by Section 14.2(a) and except with respect to Marketer's failure to deliver in accordance with this Agreement which is governed by Section 14.2(b), the failure of either

                              Party to perform any of its material obligations under this Agreement and such failure is not cured within forty-five (45) Days after written notice thereof by the non-defaulting Party provided to the defaulting Party (and the Lenders to the extent required pursuant to the Financing Agreements) specifying the failure; provided that if the nature of the failure is such that the Event of Default cannot be cured within such forty-five (45) Day period and if the defaulting Party has commenced and is diligently pursuing such cure, such period shall be extended for such further period not to exceed three (3) months after the notice of the default, as shall be necessary for non-defaulting Party to cure the failure;

                        (d) Voluntary Bankruptcy - Either Party files for or becomes subject to voluntary bankruptcy or similar proceedings; or

                        (e) Involuntary Bankruptcy - Either Party has filed against it involuntary bankruptcy or similar proceedings and such proceedings are not dismissed or stayed within ninety (90) Days; provided, however, that the events described in (d) and (e) of this Section 14.2 shall not constitute an Event of Default if the debtor in possession, trustee or other party exercising control over the assets of the party in default affirms this Agreement within a reasonable period of time and provides evidence reasonably satisfactory to the non-defaulting Party of the ability to continue the performance of the defaulting party's obligations under this Agreement.

                                   ARTICLE XV
                                  MISCELLANEOUS

                  15.1 Confidentiality - Except as necessary to obtain transportation of the Gas sold under this Agreement, any notices to Lenders or as otherwise provided herein, Marketer and Company agree to maintain the confidentiality of this Agreement and each of the terms and conditions of this Agreement and any information provided pursuant to this Agreement and Marketer and Company agree not to divulge same to any third party except to the extent, and only to the extent, required by law, court order or the order or regulation of an administrative agency having jurisdiction over Company and Marketer. If required to be disclosed, then the Party subject to the disclosure requirement shall (a) notify the other Party immediately and (b) cooperate to the fullest extent in seeking whatever confidential status may be available to protect any material so disclosed. The Parties shall be entitled to all remedies available at law or in equity to enforce or seek relief in connection with these confidentiality obligations.

                  15.2 No Incidental, Consequential or Punitive Damages - Unless expressly provided for herein, the Parties hereto waive any and all rights, claims, or causes of action arising under this Agreement for incidental, consequential, tortious, exemplary or punitive damages. Any damages resulting from a breach of this Agreement by either Party shall be limited to actual damages incurred by the Party claiming damages.

                  15.3 Waiver of Deceptive Trade Practices - MARKETER AND COMPANY CERTIFY THAT THEY ARE NOT "CONSUMERS" WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41 ET SEQ., AMENDED (THE "DTPA"). THE PARTIES COVENANT, FOR THEMSELVES TO THE EXTENT DTPA IS APPLICABLE, (A) THE PARTIES ARE "BUSINESS CONSUMER" THEREUNDER, (B) EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER (OTHER THAN SECTION 16.55, TEXAS BUSINESS AND COMMERCE CODE) AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS AND (C) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER FROM AND AGAINST ANY AND ALL OF THEIR AFFILIATES BASED IN WHOLE OR IN PART ON THE DTPA, ARISING OUT OF OUR IN CONNECTION WITH THE TRANSACTION SET FORTH IN THIS AGREEMENT.

                  15.4  Third-Party Beneficiaries - Neither Company nor
Marketer intend for the provisions of this Agreement to benefit any third party. No third party shall have any right to enforce the terms of this Agreement against Company or Marketer.

                  15.5 Notices - Except as otherwise expressly provided in this Agreement, every notice, request, statement and invoice provided in this Agreement shall be in writing directed to the Party to whom given, made or delivered at such Party's address as follows:

COMPANY:

COGEN TECHNOLOGIES NJ VENTURE
10 Hook Road
Bayonne, New Jersey 07002
Telephone: 201-437-8491
Facsimile: 201-437-9305
Attention: General Manager

MARKETER:

EL PASO MERCHANT ENERGY, L.P.
1001 Louisiana Street
Houston, Texas 77002
Telephone: 713-420-6291
Facsimile: 713-420-6356
Attention: Bayonne Gas Manager

                  Either Company or Marketer may change one or more of its addresses for receiving invoices, statements, notices and payments by notifying the other in the manner as provided above. All written notices, requests, statements and invoices shall be considered transmitted at the time of delivery, if hand delivered, or, if delivered by mail, on the second working Day after mailing; if transmitted by telephone or other oral means or by telecopy or other form of electronic or telegraphic communication, all such notices shall be considered transmitted at the time of oral communication or at the time the telecopy or other form of electronic or telegraphic communication was sent.

                  15.6  Choice of Law - THE PARTIES AGREE THAT THE LAW OF
THE STATE OF TEXAS SHALL CONTROL CONSTRUCTION, INTERPRETATION, VALIDITY AND/OR ENFORCEMENT OF THIS AGREEMENT, EXCLUSIVE OF THE CHOICE OF LAW PROVISIONS OF SUCH LAWS.

                  15.7 Assignment - All provisions of this Agreement shall extend to and be binding on the successors and assigns of the Parties hereto insofar as applicable to the rights and obligations succeeded to or assigned, but no succession or assignment shall relieve the assigning or succeeded to Party of its obligations without the written consent of the other Party, which consent shall not be unreasonably withheld. Nothing in this Section 15.7 prevents either Party from pledging or mortgaging all or any part of such Party's property as security. Except with regard to any sale associated with a foreclosure by the Lenders pursuant to the Financing Agreements, Company shall require any purchaser or lessee of Company's Facility to assume the obligations under this Agreement to the extent so directed by Marketer.

                  15.8 Entire Agreement - The terms and conditions contained in this Agreement, along with any confirmation letters, exhibits, schedules or other agreements entered into by the Parties to document a Transaction under this Agreement constitute the full and complete agreement between the Parties and any change to be made must be submitted in writing and agreed to by both Parties. If there is any conflict between this Agreement and any confirmation letter, then the terms of the confirmation letter shall govern.

                  15.9  Recording of Transaction - The Parties agree that
(i) each may electronically record all telephone conversations between them relating to any Transaction, (ii) each waives any further notice of such monitoring or recording, and agrees to notify its officers and employees of such monitoring or recording and to obtain any necessary consent of such officers and employees and an electric recording of the oral agreement of the Parties maybe used as evidence of to the terms set forth in a confirmation letter.

                  15.10 Severability - Except as otherwise stated herein, any article or section declared or rendered unlawful by a court of law or regulatory authority with jurisdiction over the Parties or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.

                  15.11 Enforceability - Each Party represents that it has all necessary power and authority to enter into and perform its obligations under this Agreement and that this Agreement constitutes a legal, valid and binding obligation of that Party enforceable against it in accordance with its terms, except as such enforceability may be affected by any bankruptcy law or the application of principles of equity.

         IN WITNESS WHEREOF, this Agreement is executed in multiple counterparts, each of which is an original, as of the date first written above.

                                                 COGEN TECHNOLOGIES NJ VENTURE

                                                 /s/ CLARK C. SMITH
                                                 -----------------------------
                                                 By:      Clark C. Smith
                                                 Title:   President

                                                 EL PASO MERCHANT ENERGY, L.P.

                                                 /S/ TIMOTHY D. BOURN
                                                 -----------------------------
                                                 By:      Timothy D. Bourn
                                                 Title:   Senior Vice-President

                                    EXHIBIT A
                         DEFINITIONS AND INTERPRETATIONS

                  1.1 Definitions - Unless expressly stated otherwise, the following terms as used in this Agreement shall mean:

                  Affiliate means, with respect to any person, any other person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For purposes of the foregoing definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

                  Annual Period means the one (1) year period commencing on January 1 of each year; provided, however, that the first Annual Period shall commence on the Effective Date and the last Annual Period shall end on the last day of the term of this Agreement.

                  Bayonne Power Marketing Agreement means the Bayonne Power Marketing Agreement, dated as of the date hereof, between El Paso Merchant Energy, L.P. and Mesquite Investors, L.L.C.

                  Btu means British Thermal Unit(s) which shall mean that amount of heat energy required to raise the temperature of one avoirdupois pound of water from fifty-nine-degrees Fahrenheit (59 degrees) to sixty-degrees Fahrenheit (60 degrees) at standard atmospheric pressure, as determined on a dry basis. All prices and charges paid under this Agreement shall be computed on a "dry" Btu basis. Any indices reported will be converted on a dry basis before being utilized.

                  Company means Cogen Technologies NJ Venture.

                  CPI means the "Consumer Price Index" for all Items for the Houston Metropolitan Area, as published monthly in the "Monthly Labor Review" of the Bureau of Labor Statistics of the United States Department of Labor. If at any time the Consumer Price Index is no longer used, the term "CPI" shall mean an index comparable to the Consumer Price Index and published by the Bureau of Labor Statistics of the United States of Labor.

                  Day means the period of time defined as "Day" or "daily" in the effective tariff or other operating rules, policies or procedures applicable to transportation service hereunder.

                  Delivery Point means the Receipt Point, as such term is defined in the Transportation Contract.

                  Effective Date shall have the meaning set forth in Section
9.1.

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

                  Event of Default shall have the meaning set forth in Section 14.2.

                  Facility shall have the meaning set forth in the first recital of this Agreement.

                  FERC means the Federal Energy Regulatory Commission or any regulatory agency succeeding to substantially all of the authority of the Federal Energy Regulatory Commission with respect to gas service.

                  Financing Agreements means any agreements with one or more Lenders pursuant to which Financing or refinancing is obtained for the Facility.

                  Force Majeure shall have the meaning set forth in Section
12.3.

                  Fuel Oil means No. 2 distillate oil, kerosene or jet fuel.

                  Gas means casinghead gas, natural gas from gas wells, and residue gas resulting from processing casinghead gas and gas well gas.

                  Lenders means any financial institutions or other lenders that provide capital in connection with financing or refinancing of the Facility.

                  Marketer means El Paso Merchant Energy, L.P.

                  MMBtu shall mean one million (1,000,000) Btus.

                  New Taxes shall have the meaning set forth in Section 8.3.

                  Price means the price paid for Gas in accordance with this Agreement.

                  PSE&G means Public Service Electric and Gas Company.

                  Supply Basin means any location which (a) represents liquid and transparent pricing points at which Marketer can, on a consistent basis using reasonable efforts, purchase and sell Gas supplies and trade financial derivatives thereof and (b) are points from which firm service or the functional equivalent is readily available from the pricing point to the Facility.

                  Tax(es) means any tax levied, assessed or claimed to be due by any federal, state, county, tribal or municipal government or any other governmental agency having jurisdiction to do so.

                  Transaction means a particular, specifically agreed-to purchase or sale of Gas for delivery or receipt to be performed under this Agreement.

                  Transportation Contract shall have the meaning set forth in
Section 2.1 hereof

                  Transporter(s) means Texas Eastern Transmission Corporation and/or Transcontinental Gas Pipeline Corporation.

                  1.2 Interpretations - Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

                  (a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                  (b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

                  (c) A reference to a person, corporation, trust, partnership, or other entity includes any of them.

                  (d) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  (e) All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

                  (f) A reference to any agreement or document (including without limitation a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

                  (g) No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

                  (h) A reference to any party to this Agreement or another agreement or document includes the party's successors and assigns.

                  (i) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

                  (j) A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form.

                  (k) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.